Exhibit 21.1

List of Subsidiaries

The following lists the subsidiaries of the Registrant immediately prior to the consummation of the merger.

Entity Name

Teleglobe Bermuda Ltd

TLGB Luxembourg Holdings S.a r.l.

TLGB Netherlands Holdings B.V.

Teleglobe America Inc.

Teleglobe International Luxembourg S.a r.l.

Teleglobe International Limited

Teleglobe International Hong Kong Limited

Teleglobe International Australia Pty Limited

Teleglobe GBRM Limited

Teleglobe Netherlands B.V.

Teleglobe Canada ULC

Teleglobe GBRM ULC

Teleglobe Spain Communications, S.L.

TLGB Puerto Rico, Inc.

Teleglobe Nordics AS

TLGB International Germany GmbH

Teleglobe France International S.A.S.

Teleglobe Italy S.r.L.

VEX Merger Subsidiary Corp.